Exhibit 99.1

Femasys Secures First European Order for FemBloc®, Marking Strategic Milestone in Global Expansion

--Initiation of access to FemBloc, a revolutionary non-surgical permanent contraceptive, as global availability accelerates--

ATLANTA – August 6, 2025 – Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator making fertility and non-surgical permanent birth control more accessible and cost-effective to women worldwide, announced its first commercial entry into Europe with an order of approximately $400,000 USD for FemBloc Permanent Birth Control in Spain, the first country with an established distribution partnership.

“We are proud to be executing on our mission to expand access to FemBloc, an innovative, non-surgical solution and the only advancement in permanent birth control that offers a less invasive alternative to current and formerly available methods,” said Kathy Lee-Sepsick, Chief Executive Officer and Founder of Femasys Inc. “To support that mission, we selected our partners in Spain, Comercial Medico Quirúrgica and Durgalab, based on their successful track record commercializing complex women’s health technologies like Essure permanent contraceptive (originally by Conceptus and later acquired by Bayer). Their expertise and provider relationships make them ideal collaborators to introduce FemBloc, which will first become available in Spain, the first country in the world to offer access to this groundbreaking option. With a growing backlog of FemBloc product, we are focused on scaling production to meet anticipated demand as interest builds across Europe.”

Jordi Escorihuela, Chief Executive Officer of Comercial Medico Quirúrgica, commented, “We are honored to partner with Femasys to bring FemBloc to Spain. Building on our experience in women’s health, we are prepared to implement FemBloc efficiently. Our longstanding relationships with healthcare providers and institutions position us to navigate both the public and private healthcare systems and support a successful, scalable rollout of this important advancement.”

Francisco Javier Duran, Chief Executive Officer of Durgalab, added, “We are confident in bringing FemBloc to Spain, supported by its positive safety profile and compelling value proposition. FemBloc offers a meaningful opportunity to meet patient preferences while addressing the evolving priorities of our healthcare systems.”

FemBloc is a first-of-its-kind, non-surgical solution for permanent birth control, addressing a significant unmet need in women’s reproductive health. It uses a patented delivery system to place a proprietary blended polymer into both fallopian tubes, which safely degrades and forms natural scar tissue for permanent occlusion. In contrast to surgical sterilization, FemBloc eliminates the risks of anesthesia, infection, and recovery downtime, making it safer, more accessible, and significantly more cost-effective. With no comparable alternatives on the market, FemBloc represents a disruptive advancement with broad global potential. Learn more at www.FemBloc.com.

About Femasys
Femasys is a leading biomedical innovator focused on making fertility and non-surgical permanent birth control more accessible and cost-effective for women worldwide through its broad, patent-protected portfolio of novel, in-office therapeutic and diagnostic products. As a U.S. manufacturer with global regulatory approvals, Femasys is actively commercializing its lead product innovations in the U.S. and key international markets. Femasys’ fertility portfolio includes FemaSeed® Intratubal Insemination, a groundbreaking first-step infertility treatment and FemVue®, a companion diagnostic for fallopian tube assessment. Published clinical trial data demonstrates FemaSeed is over twice as effective as traditional IUI, with a comparable safety profile, and high patient and practitioner satisfaction.1

FemBloc® permanent birth control is the first and only non-surgical, in-office alternative to centuries-old surgical sterilization that received full regulatory approval in Europe in June of 2025. Commercialization of this highly cost effective, convenient and significantly safer approach will be completed through strategic partnerships in select European countries. Alongside FemBloc, the FemChec®, diagnostic product provides an ultrasound-based test to confirm procedural success. Published data from initial clinical trials demonstrated compelling effectiveness, five-year safety, and high patient and practitioner satisfaction.2 For U.S. FDA approval, enrollment in the FINALE pivotal trial (NCT05977751) is on-going.

Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

References
1Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12. doi: 10.33140/JGRM.08.02.08.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12. doi: 10.33140/JGRM.09.01.05.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:
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